EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-228751 on Form S-4 of our reports dated February 23, 2018, relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries, and the effectiveness of Enterprise Financial Services Corp and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Saint Louis, Missouri
January 29, 2019